Ex-99.2 a)

Bank of America

Bank of America Corporation
100 North Tryon Street
Charlotte, NC 28255

Tel 704.386.5000

Exhibit I

           MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE WITH THE USAP
                           MINIMUM SERVICING STANDARDS

March 12, 1999

As of and for the year ended December 31, 1998, except as specifically noted below, NationsBanc Mortgage Corporation (the "Company"), a wholly-owned indirect subsidiary of BankAmerica Corporation (the "Corporation"), has complied in all material respects with the minimum servicing standards (the "Standard(s)") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). During the year ended December 31, 1998, the Company's Louisville, Kentucky servicing operations continued to experience significant changes as a result of the acquisition of Boatmen's National Mortgage, Inc. ("Boatmen's") in 1997. As a result, certain instances of noncompliance with the Standards occurred. Except as specifically noted, the following instances of noncompliance have been remedied and procedural enhancements continue to be implemented.

Standard: Custodial bank account and related bank clearing account reconciliations shall be prepared within forty-five (45) calendar days after the cutoff date and documented reconciling items shall be resolved from these reconciliations within ninety (90) calendar days of their original identification.

Certain reconciling items which arose during the year ended December 31, 1998, primarily occurring in custodial accounts related to certain real estate mortgage investment conduits acquired from Boatmen's (collectively, the "REMIC's"), were not always cleared within 90 days of identification. Management has taken appropriate measures and has continued to follow an action plan to resolve all outstanding reconciling items which arose during the year ended December 31, 1998. All significant reconciling items which arose from January 1, 1998 through December 31, 1998 have been isolated and reviewed by the Company, and the Company believes these items will not have a material impact on the


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

status of any custodial accounts.

Standard: The servicing entity's investor reports shall agree with, or reconcile to, investor's records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

For a selection of securitized loan portfolios, primarily the REMICs, the Company's investor reports did not agree with the investor's records on a monthly basis at one or more times during the year ended December 31, 1998. Management has isolated these differences and acknowledges that some of the differences were due to events and circumstances outside the Company's control. Management has implemented an action plan and is continuing to resolve these differences with the REMIC investors.

Management has taken definitive actions and implemented procedures and controls to address and correct the instances of noncompliance which occurred during 1998.

As of and for the year ended December 31, 1998, NationsBanc Mortgage Corporation was covered by the Corporation's fidelity bond insurance coverage and mortgage servicing errors and omissions insurance coverage in the amounts of $249,900,000 and $250,000,000, respectively.

/s/ Andrew D. Woodward, Jr.
President
NationsBanc Mortgage Corporation

/s/ J. Mark Hanson
Vice President and
Servicing Director
NationsBanc Mortgage Corporation

/s/ Denise C. Sawyer
Executive Vice President and
Chief Financial Officer
NationsBanc Mortgage Corporation

/s/ H. Randall Chestnut
Senior Vice President and Servicing Director
NationsBanc Mortgage Corporation

/s/ Gary K. Bettin
Senior Vice President and
Director of Mortgage Operations
NationsBanc Mortgage Corporation



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

Ex-99.2 b)

Management Assertion

As of and for the year ended December 31, 1998, First Nationwide Mortgage Corporation (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $125 million and $120 million, respectively.

Signature

EVP of Servicing
Title

1/22/99
Date

Ex-99.2 c)

First Union Mortgage Corporation
201 South College Street
Charlotte North Carolina 28288
704 374-6787

(logo)

MANAGEMENT'S ASSERTION

As of and for the year ended December 31, 1998, First Union Mortgage Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. First Union Mortgage Corporation had in effect a fidelity bond policy in the amount of $100 million for the period from January I, 1998 to May 31, 1998 and a fidelity bond policy in the amount of $200 million for the period from June 1, 1998 to December 31, 1998. As of and for the year ended December 31, 1998, First Union Mortgage Corporation had in effect an errors and omissions policy in the amount of $20 million.

/s/ Karin Patrick, Senior Vice President
March 26, 1999 Date

/s/ Debbie Craig, Senior Vice President
March 26, 1999 Date



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

/s/ Debbie Warren, President
March 26, 1999 Date

Ex-99.2 d)

(LOGO) people's bank

People's Bank
Bridgeport Center, 850 Main Street
Bridgeport, Connecticut 06604-4913

203.338.7171

April 26, 1999

KPMG LLP
Stamford Square
3001 Summer Street
Stamford, CT 06905

Ladies and Gentlemen:

We are providing you this letter in connection with your examination of management's assertions about compliance by People's Bank ("People's") with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 1998, to the extent that such standards were applicable to the revolving home equity lines of credit serviced by People's for
(i) PNC Bank, National Association and (ii) Crestar Bank. We recognize that obtaining representations from us concerning the information contained in our assertions is a significant procedure enabling you to express opinions thereon. Accordingly, we make the following representations, which are true to the best of our knowledge and belief in all material respects:

1. We are responsible for complying with the minimum servicing standards in the USAP to the extent that such standards apply to the aforementioned revolving home equity lines of credit.

2. We are responsible for establishing and maintaining effective internal control over compliance with those minimum servicing standards.

3. We have performed an evaluation of People's compliance with those minimum servicing standards.

4. As of and for the year ended December 31, 1998, People's has complied, in all material respects, with those minimum servicing standards.



                                     - 17 -
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5. We have disclosed to you all known compliance with those minimum servicing standards.

6. We have made available to you all documentation related to compliance with those minimum servicing standards.

7. We have disclosed any communications from regulatory agencies, internal auditors, and other practitioners concerning possible noncompliance with those minimum servicing standards, including communications received between the end of the period addressed in management's assertion and the date of the independent accountants' report.

8. We have disclosed to you that People's status as an approved loan servicer has not been suspended by any investor or regulatory agency within the past twelve months.

9. We have disclosed to you any known noncompliance with the applicable minimum servicing standards occurring subsequent to December 31, 1998.

/s/ Michael J. Cataldo
First Vice President, Operations

/s/ Joseph G. Cervini
Vice President, Loan Servicing

Ex-99.2 e)

(LOGO) Washington Mutual

As of and for the 12 months ended December 31, 1998, Washington Mutual, Inc. (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $60 million and $25 million, respectively.

/s/ Steven Freimuth
Executive Vice President
Lending Administration

/s/ David Imig
Senior Vice President
Loan Servicing

February 26, 1999



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